Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Ulcerative Colitis For Dummies® Now Available Online

Free patient resource sponsored by Salix Pharmaceuticals

to help patients understand, manage ulcerative colitis

RALEIGH, NC, October 14, 2013 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the availability of Ulcerative Colitis For Dummies®, Special Edition. Authored by Boston Medical Center’s Clinical Director in Gastroenterology, Co-Director of the Center for Digestive Disorders, and Professor of Medicine at the Boston University School of Medicine Francis A. Farraye, M.D., M.Sc., this version of the popular Wiley brand reference series features patient-focused information on ulcerative colitis (UC). The free book, available in print and now for download at www.ucfordummies.com, is written for patients as an easy-to-use guide that offers basic information including tips for living with UC and answers to commonly asked questions about the condition.

“When it comes to educating patients, it is critical that providers are able to connect in a relatable way to ensure patients have an understanding of their diagnosis,” said Dr. Farraye. “Ulcerative Colitis For Dummies can be used as a conversation tool for patients at all stages to empower better understanding and management of UC.”

Ulcerative colitis is a chronic disease that causes inflammation and sores in the large intestine and rectum. While the condition affects people at any age, most are diagnosed in their 20s and 30s. Life-altering symptoms include diarrhea, frequent, urgent need to have a bowel movement, blood in the stools, abdominal pain, anemia and in some individuals skin, joint and eye symptoms. Without chronic management UC can return at any time.

“We hope that Ulcerative Colitis For Dummies will empower patients to talk openly with their clinicians about their condition and potential treatment options,” said Matt Mitcho, Brand Director, Salix Pharmaceuticals. “Informing patients about UC can further expand the dialogue by getting patients to ask the right questions, become more aware of symptoms, and make the best use of the time with their provider. The goal is to help patients better understand and manage their condition.”

Ulcerative Colitis For Dummies is sponsored by Salix Pharmaceuticals, a specialty pharmaceutical company committed to helping provide patient education support through a variety of resources. The book will be made available to providers for their patients during the 2013 American College of Gastroenterology Annual Scientific Meeting and through Salix Pharmaceuticals representatives. The e-book can also be downloaded at: www.ucfordummies.com.

About Francis A. Farraye

Francis A. Farraye, MD, MSc, is Professor of Medicine at the Boston University School of Medicine in Boston, Massachusetts and the Clinical Director in the Section of Gastroenterology and Co-Director of the Center for Digestive Disorders at Boston Medical Center. With an emphasis on topics related to the diagnosis and management of inflammatory bowel disease, Dr. Farraye has authored or co-authored over 300 original scientific manuscripts, books, chapters, reviews, and abstracts. Dr. Farraye is a Fellow of the American College of Physicians, American Society of Gastrointestinal Endoscopy, American Gastroenterological Association, and the American College of Gastroenterology (ACG). Recognized as a “Top Doctor” in Gastroenterology by Boston Magazine in 2010, 2011, and 2012 and by U.S. News and World Report in 2011 and 2012, Dr. Farraye has served on numerous committees including the Crohn’s and Colitis Foundation of America (CCFA) Professional Education Committee and is currently a member of the ACG Board of Trustees and the Chapter Medical Advisory Committee for the New England CCFA where he was a past chairman.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

Please Note: The materials provided herein that are not historical facts are or might constitute forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements involve known and unknown risks that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ materially from our expectations expressed in the report include, among others: the uncertainty of market acceptance of our products; intense competition, including from generics in an increasingly global market; the uncertainty of obtaining, and our dependence on, third parties to manufacture and sell our products; results of ongoing and any future litigation and investigations; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational New Drug Applications; the possible impairment of, or inability to obtain intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global market; general economic conditions and uncertainties, including related to the U.S. government shutdown and its ability to borrow additional funds; and other risk factors detailed from time to time in our other SEC filings.